                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                                  April 11, 2002



Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Treasurer

Dear Sirs:

         We understand that Salomon Smith Barney Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $73,000,000 aggregate principal amount of its Equity Linked Securities (ELKS(SM)) (7,300,000 ELKS) based upon the common stock of Intel Corporation due April 17, 2003 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Salomon Smith Barney Inc. (the "Underwriter") offers to purchase 7,300,000 Securities in the principal amount of $73,000,000 at 97.5% of the principal amount. The Closing Date shall be April 16, 2002 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The Securities shall have the following terms:

Title:                                 Equity Linked Securities (ELKS(SM)) based upon the Common Stock of Intel Corporation due April 17, 2003

Maturity:                              April 17, 2003

Coupon:                                Each ELKS will pay a total coupon of $1.0028 in cash in two separate semi-annual installments payable in part on each of two separate Interest Payment Dates.  The first coupon of
                                       $0.5000 will be composed of $0.1304 of interest and a partial payment of an option premium in the amount of

                                       $0.3696. The second coupon of $0.5028 will be composed of
                                       $0.1311 of interest and a partial payment of an option premium in the amount of $0.3717.

Maturity Payment:                      Holders of the ELKS will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement dated April 11, 2002 relating to the Securities)

Interest Payment Dates:                October 16, 2002 and April 17, 2003

Regular Record Dates:                  October 15, 2002 and April 16, 2003

Initial Price To Public:               100% of the principal amount thereof, plus accrued interest from April 16, 2002 to date of payment and delivery

Redemption Provisions:                 The Securities are not redeemable by the Company prior to
                                       maturity.

Trustee:                               The Bank of New York

Indenture:                             Indenture, dated as of October 27, 1993, as amended from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on April 16, 2002 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(B) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the ELKS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(C) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Marcy Engel, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on April 11, 2002, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

         "We hereby accept your offer, set forth in the Terms Agreement, dated April 11, 2002, to purchase the Securities on the terms set forth therein."

                                     Very truly yours,



                                     SALOMON SMITH BARNEY INC.


                                     By:      /s/ Ramesh K. Menon
                                        ----------------------------------------
                                        Name:  Ramesh K. Menon
                                        Title:  Managing Director

ACCEPTED:

SALOMON SMITH BARNEY HOLDINGS INC.



By:         /s/ Mark Kleinman
   ----------------------------
   Name:  Mark Kleinman
   Title:  Executive Vice President and Treasurer